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                      SECURITIES AND EXCHANGE COMMISSION


                            Washington, D.C.  20549


                                   FORM 8-K

                       --------------------------------

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



                        Date of Report:  June 13, 1997
                       (Date of earliest event reported)

                       --------------------------------


                         CARDIAC CONTROL SYSTEMS, INC.
            (Exact name of registrant as specified in its charter)

                       --------------------------------

    Delaware                      0-14653                      74-2119162
(State or other             (Commission File Number)          (IRS Employer
 jurisdiction of                                            Identification No.)
 incorporation or
 organization)


                3 Commerce Boulevard, Palm Coast, Florida 32164
              (Address of principal executive offices, zip code)

                                (904) 445-5450
             (Registrant's telephone number, including area code)

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Item 5.  Other Events.

     On June 13, 1997 (the "Closing"), the Company closed on a maximum $3.5 million credit facility with Coast Business Credit, a division of Southern
Pacific Thrift & Loan Association ("Coast"), pursuant to that certain Loan and
Security Agreement between the Company and Coast and the Schedule attached thereto(the "Loan and Security Agreement"). Under the Loan and Security
Agreement, the Company may borrow for the purpose of, among others, working capital up to the lesser of $3.5 million or the sum of (i) receivable loans of up to 80% of certain eligible accounts receivable ("Receivable Loans"), (ii) inventory loans not to exceed the lesser of $500,000 or 40% of eligible raw material and 50% of eligible finished goods of eligible inventory ("Inventory
Loans"), (iii) a maximum aggregate of $500,000 for the purchase of new or used equipment ("CAPEX Subline"), and (iv) a $300,000 term loan ("Term Loan")
(collectively, the "Loan"). The interest rate equals the Prime Rate plus 2% per annum, other than the Term Loan and CAPEX Subline which will accrue interest at the rate of 2.25% over the prime rate (as defined therein), per annum. Minimum monthly interest will be calculated on a minimum loan balance of $1,000,000.
The Company is obligated to pay a $35,000 commitment fee on each anniversary of the date of the initial closing of the Loan, a quarterly facility fee of $3,500, and a renewal fee equal to $17,500 upon the renewal of the Loan and Security
Agreement. The maturity date for payment of any outstanding principal balance is June 30, 2000, subject to automatic renewal for successive one year terms.
The Loan is subject to an early termination fee of $105,000 if the Loan is terminated on or prior to the first anniversary of the Loan closing date, $70,000 if terminated prior to the second anniversary, and $35,000 if terminated after the second anniversary.

     The Loan is secured by (i) a first priority lien in (A) all of the personal property of the Company located at its principal executive offices at 3 Commerce
Boulevard, Palm Coast, Florida (the "Mortgaged Property"), including, among other things, all fixtures, building materials, inventory, goods, equipment and machinery, (B) the Company's operating bank account and (ii) all of the Company's intellectual property, including copyrights, patents, trademarks, goodwill, etc., and by (iii) a mortgage on the Mortgaged Property, of which Coast receives a first priority lien up to $500,000 and a second priority lien on the remainder of the Company's indebtedness to it.

     In order to obtain its first priority liens on the Company's property as described above, Coast entered into an Intercreditor and Subordination Agreement
(the "Subordination Agreement") with Sirrom Capital Corporation, an existing secured creditor of the
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the Company ("Sirrom") which holds a $1,500,000 promissory note of the Company.
Sirrom agreed to subordinate its security interests, and take a second priority lien, with respect to (i) the Mortgaged Property only up to a maximum of $500,000 of the Company's indebtedness to Coast, and (ii) all other assets of the Company in which it has a security interest up to the full amount of the indebtedness of the Company to Coast. As consideration for such subordination, Sirrom received a warrant (the "Sirrom Warrant")to purchase 50,000 shares of the Company's common stock (the "Sirrom Warrant Shares") at an exercise price of $5 per share at any time during the period beginning June 6, 1997 and ending on June 6, 2002.

     In connection with the Loan, Coast received a warrant (the "Coast
Warrant")to purchase 37,500 shares of the Company's common stock (the "Coast
Warrant Shares") exercisable at $4.00 per share until June 30, 2002. Neither the Sirrom Warrant Shares nor the Coast Warrant Shares are registered under the Securities Act of 1933, as amended, or the laws of any state, although the terms of each creditor's Warrant does provide such creditor with certain piggyback registration rights.

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

Item 7.  Exhibits.
     4.1 Warrant to Purchase 37,500 Shares of Common Stock of the Company granted to Coast Business Credit, a division of Southern Pacific
           Thrift & Loan Association ("Coast").

     4.2 Warrant to Purchase 50,000 Shares of Common Stock of the Company granted to Sirrom Capital Corporation ("Sirrom").

     10.1 Loan and Security Agreement between the Company and Coast, and attached Schedule thereto.

     10.2  $300,000 Secured Promissory Note of the Company to Coast.

     10.3  $500,000 Capex Promissory Note of the Company to Coast.

     10.4  Intercreditor and Subordination Agreement between Coast and Sirrom.

     10.5  Mortgage and Security Agreement between the Company and Coast.

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     10.6  Security Agreement (Intellectual Property) between
           the Company and Coast.

     10.7  Grant of Security Interest - Patents in favor of Coast.



                                  SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              CARDIAC CONTROL SYSTEMS, INC.
                                    (Registrant)


Date: June 23, 1997           By: /s/ Alan J. Rabin
                                  -------------------------------------
                                  Alan J. Rabin
                                  President and Chief Executive Officer
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                                 EXHIBIT INDEX
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
Exhibit 4.1 Warrant to Purchase 37,500 Shares of Common Stock of Cardiac Control Systems, Inc. (the "Company") granted to Coast Business Credit, a division of Southern Pacific Thrift & Loan Association ("Coast").

Exhibit 4.2 Warrant to Purchase 50,000 Shares of Common Stock of the Company granted to Sirrom Capital Corporation ("Sirrom").

Exhibit 10.1 Loan and Security Agreement dated June 13, 1997 between the Company and Coast, and attached Schedule thereto.

Exhibit 10.2  $300,000 Secured Promissory Note of the Company to Coast.

Exhibit 10.3  $500,000 Capex Promissory Note of the Company to Coast.

Exhibit 10.4  Intercreditor and Subordination Agreement between Coast and
              Sirrom.

Exhibit 10.5  Mortgage and Security Agreement between the Company and Coast.

Exhibit 10.6 Security Agreement (Intellectual Property) between the Company and Coast.

Exhibit 10.7  Grant of Security Interest - Patents in favor of Coast.
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